EXHIBIT 23.2

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of our report dated December 10, 2021, on the consolidated balance sheets of Gridiron BioNutrients, Inc. as of August 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended August 31, 2021 and 2020, and the related notes to the financial statements. Our report contains an emphasis of matter paragraph regarding substantial doubt as to Gridiorn BioNutrients, Inc.’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading “Experts” in Registration Statement.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

February 11, 2022